                                                                    EXHIBIT 12.1


                 WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

             Computation of Ratio of Earnings to Fixed Charges and
                           Preferred Stock Dividends

                            Years Ended September 30
                             (Dollars in Thousands)




                                         1996           1995          1994       1993          1992
                                     ------------   -----------    ---------   --------     ---------
FIXED CHARGES:

   Interest Expense                  $     29,876   $    30,932    $  30,899  $  27,872     $  27,386
   Amortization of Debt Premium,
     Discount and Expense                     256           315          367        410           358
   Interest Component of Rentals               96            56           34         94            42
                                     ------------   -----------    ---------   --------     ---------
     Total Fixed Charges                   30,228        31,303       31,300     28,376        27,786
   Pre-tax Preferred Dividends              2,128         2,113        2,165      2,139         2,127
                                     ------------   -----------    ---------   --------     ---------
     Total                           $     32,356   $    33,416    $  33,465  $  30,515     $  29,913
                                     ============   ===========    =========   ========     =========


   Preferred Dividends               $      1,332   $     1,333    $   1,335  $   1,336     $   1,338
   Effective Income Tax Rate                .3740         .3690        .3834      .3755         .3709
   Complement of Effective Income
     Tax Rate (1 - Tax Rate)                .6260         .6310        .6166      .6245         .6291

   Pre-tax Preferred Dividends       $      2,128   $     2,113    $   2,165  $   2,139     $   2,127
                                     ============   ===========    =========   ========     =========


EARNINGS:

   Net Income                        $     81,591   $    62,909    $  60,459  $  55,079     $  52,213

   Add:
     Income Taxes Applicable to
       Operating Income                    49,376        37,514       37,264     34,601        31,483
     Income Taxes Applicable to
       Other Income (Loss) - Net             (629)         (730)         326     (1,479)         (694)

     Total Fixed Charges                   30,228        31,303       31,300     28,376        27,786
                                     ------------   -----------    ---------   --------     ---------
       Total Earnings                $    160,566   $   130,996    $ 129,349  $ 116,577     $ 110,788
                                     ============   ===========    =========   ========     =========

Ratio of Earnings to Fixed Charges
   and Preferred Stock Dividends              5.0           3.9          3.9        3.8           3.7
                                     ============   ===========    =========   ========     =========